EXHIBIT 4.1

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"). SUCH SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, TRANSFERRED, PLEDGED OR OTHERWISE HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO SUCH SECURITIES UNDER THE SECURITIES ACT, OR DELIVERY OF AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER OF SUCH SECURITIES THAT REGISTRATION UNDER THE SECURITIES ACT IS NOT REQUIRED WITH RESPECT TO SUCH SALE, OFFER FOR SALE, TRANSFER, PLEDGE OR OTHER HYPOTHECATION OF SUCH SECURITIES. THIS NOTE MUST BE SURRENDERED TO THE ISSUER HEREOF OR ITS TRANSFER AGENT AS A CONDITION PRECEDENT TO THE SALE, TRANSFER, PLEDGE OR OTHER HYPOTHECATION OF ANY INTEREST HEREIN.

BILL THE BUTCHER, INC.

PROMISSORY NOTE

Amount: $250,000	Effective Date: February 10, 2011

THIS CERTIFIES THAT, for value received, Bill the Butcher, Inc., a Nevada corporation (the "Company"), promises to pay to ___________ (the "Holder"), or his registered assigns, the principal sum of Two Hundred Fifty Thousand Dollars ($250,000), plus simple interest accrued on the outstanding unpaid principal balance hereof as provided in Section 2 below by February 10, 2012 (the "Maturity Date").

Additionally, the Company shall issue to Holder 312,500 warrants in Bill the Butcher (BILB.OB)

The following is a statement of the rights of the Holder and the conditions to which this Note is subject, and to which the Holder, by the acceptance of this Convertible Promissory Note (this "Note"), hereby agrees:

1.     Conversion. The outstanding principal and accrued but unpaid interest under this Note may be converted, at the Holders sole discretion, into shares of the Company's Class A common stock (the "Common Stock") as follows:

(a)     Optional Conversion. If (i) the Company is acquired (whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise) (a "Sale Transaction") or (ii) the Company elects to prepay all or of portion of the outstanding principal under this Note (any such event, a "Voluntary Conversion Event"), then Holder may elect, within 30 days of the Maturity Date or receipt of notice from the Company concerning a Sale Transaction or proposed prepayment hereunder, as the case may be, to convert the outstanding principal and accrued but unpaid interest under this Note into shares of Common Stock at a price of $0.80 per share.

2.     Interest. The outstanding principal of this Note shall bear interest at the rate of fifteen percent (15%) simple interest per annum ("Interest"). All computations of Interest shall be made on the basis of a year of 365 or 366 days, as the case may be, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such Interest is payable.

3.     Events of Default.

(a)     So long as this Note will remain unpaid in whole or in part as to either principal or interest, each of the following will constitute an "Event of Default" under this Note:

(i)     the failure by the Company to pay when due any amount of principal or accrued interest due and payable under this Note; or

(ii)     the commencement of an involuntary case or other proceeding against the Company seeking liquidation, reorganization or other relief with respect to it or its debts under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or seeking the appointment of a receiver, liquidator, assignee, custodian, trustee (or similar official) of the Company or for any substantial part of the property of the Company or the winding up or liquidation of the affairs of the Company, and such case or proceeding remains unstayed and undismissed for a period of ninety (90) days, or an order for relief is entered against the Company under the federal bankruptcy laws as now or hereafter in effect; or

(iii)     the commencement by the Company of a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such, law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee (or similar official) of the Company or for any substantial part of the property of the Company, or the Company makes any general assignment for the benefit of creditors, or fails generally to pay its debts as they come due, or takes any corporate action to authorize any of the foregoing; or

(iv)     failure on the part of the Company to observe or perform any of the covenants contained in this Note and continuance of such failure for a period of sixty (60) days following receipt of written notice from the Holder specifying such covenant and the nature of the Company's non-performance.

(b)     If an Event of Default will occur and be continuing, then all unpaid principal amount of this Note, together with all interest accrued hereunder, shall be forthwith due and payable immediately in cash, without further presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company, to the fullest extent permitted by applicable law.

4.     Transfer of this Note or Securities Issuable upon Conversion Hereof. The Holder will give written notice to the Company prior to any offer, sale or other disposition of this Note or any securities issuable or issued upon the conversion hereof, describing in each case the manner and circumstances thereof, together with a written opinion of the Holder's counsel in form and substance reasonably satisfactory to the Company, to the effect that such offer, sale or other distribution may be effected without registration or qualification under any federal or state securities or other laws then in effect. Promptly upon receiving any such written notice and reasonably satisfactory opinion, if so requested, as promptly as practicable the Company will notify the Holder that the Holder may sell or otherwise dispose of this Note or other such securities, all in accordance with the terms of the notice delivered to the Company. If a determination has been made pursuant to this Section 4 that the opinion of counsel for the Holder is not reasonably satisfactory to the Company, the Company will so notify the Holder promptly after such determination has been made and the proposed offer, sale or other disposition of this Note will not occur, and any attempted transfer or other disposition hereof will be null and void. Each Note transferred in accordance with this Section 4 and each article representing the securities transferred in accordance with this Section 4 will bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Securities Act of 1933, as amended (the "Securities Act"), unless in the opinion of counsel for the Company such legend is not required in order to ensure compliance with the Securities Act. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions. Subject to the foregoing, transfers of this Note will be registered upon registration books maintained for such purpose by, for or on behalf of the Company. Prior to presentation of this Note for registration of transfer, the Company will treat the registered holder thereof as the owner and Holder of this Note for all purposes whatsoever. This Note may be transferred only to a party that is an "accredited investor" as that term is defined in Rule 501 (a) of Regulation D promulgated under the Securities Act.

5.     Prepayment. This Note may be prepaid at any time at the option of the Company, either in full or in part. The Company shall provide the Holder with at least ten (10) business days' written notice of a prepayment, during which time the Holder shall have the right to convert this Note pursuant to Section l(b) hereof.

6.     Miscellaneous.

(a)     Governing Law. This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Washington, without giving effect to principles of conflicts of law. The parties agree that the state or federal courts located in King County, Washington constitute the sole and exclusive venue, and the exclusive jurisdiction, for disputes arising under or with respect to this Note.

(b)     Successors and Assigns. Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior consent of the Holder. Subject to the foregoing and the restrictions on transfer described in Section 4 hereof, the terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Note, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Note, except as expressly provided herein.

(c)     Waiver and Amendment. Any term of this Note may be amended or waived only by an instrument in writing signed by the party against which enforcement of the amendment or waiver is sought.

(d)     Notices. Any notice required or permitted by this Note shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service or confirmed facsimile, or forty-eight (48) hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party's address or facsimile number as set forth below or as subsequently modified by written notice.

(e)     Nature of Debt. The Company hereby represents that the loan represented by this Note is for commercial use and not for personal, family or household purposes.

(f)     Entire Agreement. This Note embodies the entire agreement and understanding of the Company and Holder and supersedes any and all prior agreements, arrangements, and understandings relating to matters provided for herein.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT, OR TO FORBEAR FROM ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Note to be issued as of the date first written above.

Bill the Butcher, Inc.

J'Amy Owens, CEO

Address: 424 Queen Anne Avenue N. Suite 400, Seattle, WA 98109 Facsimile No. 206-938-2140

Acknowledged and Accepted by Holder:

______________________________
Name:

Address:

Facsimile No.: